As filed with the Securities and Exchange Commission on December 1, 2005
Registration No. 333-[_____]

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BALLY TOTAL FITNESS HOLDING CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	36-32228107
(State or Other Jurisdiction of	(I.R.S. Employer Identification Number)
Incorporation or Organization)
8700 West Bryn Mawr Avenue
Chicago, Illinois 60631
(773) 380-3000

(Address, including zip code, and telephone number, including area code of Registrant’s Principal Executive Offices)

1996 LONG-TERM INCENTIVE PLAN OF BALLY TOTAL FITNESS HOLDING
CORPORATION
BALLY TOTAL FITNESS HOLDING CORPORATION EMPLOYMENT INDUCEMENT
AWARD EQUITY INCENTIVE PLAN
(Full Title of the Plans)

Marc D. Bassewitz
Senior Vice President, Secretary and General Counsel
8700 West Bryn Mawr Avenue
Chicago, Illinois 60631
(Name and Address of Agent for Service)

(773) 380-3000
(Telephone Number, Including Area Code, of Agent for Service)

Copies to:
John Ferreira
Morgan, Lewis & Bockius LLP
One Oxford Centre
Thirty-Second Floor
Pittsburgh, PA 15219-6401
(412) 560-3300

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price	Aggregate	Amount of
to be Registered	Registered(1)	Per Share(2)	Offering Price	Registration Fee
Common Stock, $.01 par value per share Incentive Plan
	1,010,861	$6.88	$6,954,723.68	$744.16
	640,000	$4.21	$2,694,400.00	$288.30
	33,334	$5.07	$169,003.38	$18.08
	748,833	$6.04	$4,522,951.32	$483.96
	10,000	$6.55	$65,500.00	$7.01
	56,972	$7.00	$398,804.00	$42.67

	2,500,000		$14,805,382.38	1,584.18
Inducement Plan
	95,000	$2.91	$276,450.00	$29.58
	35,000	$3.51	$122,850.00	$13.14
	470,000	$6.88	$3,233,600.00	$346.00

	600,000		$3,632,900.00	$388.72

Total	3,100,000		$18,438,282.38	$1,972.90

(1)	Represents (a) 2,500,000 additional shares of common stock, par value $.01 per share, of Bally Total Fitness Holding Corporation (the “Company”) under the 1996 Long-Term Incentive Plan (the “Incentive Plan”), and (b) 600,000 shares of common stock of the Company under the Bally Total Fitness Holding Corporation Employment Inducement Award Equity Incentive Plan (the “Inducement Plan”). In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also includes an indeterminate number of shares of common stock which may become issuable to prevent dilution from any future stock split, stock dividend or similar transaction pursuant to the anti-dilution provisions of the Incentive Plan and the Inducement Plan.

(2)	For purposes of computing the registration fee only. Pursuant to Rule 457(h) of the Securities Act, the Proposed Maximum Offering Price Per Share is based upon: (i) in the case of shares of Common Stock which may be purchased upon exercise of outstanding options, the price at which the options may be exercised; and (ii) in the case of shares of Common Stock for which options have not been granted and the option price of which is therefore unknown, and in the case of restricted shares, the average of the high and low trading prices of the Common Stock as reported by the New York Stock Exchange on November 29, 2005, a date within five days prior to the filing of this registration statement.

EXPLANATORY NOTE
     This Registration Statement registers shares of common stock, par value $.01 per share (the “Common Stock”) of Bally Total Fitness Holding Corporation (the “Company”) to be issued under the 1996 Long-Term Incentive Plan of the Company (the “Incentive Plan”) and the Bally Total Fitness Holding Corporation Employment Inducement Award Equity Incentive Plan (the “Inducement Plan”). Securities registered on this Registration Statement are of the same class of securities for which previous registration statements on Form S-8 were filed: on January 27, 1997, SEC File No. 33-20507; on November 25, 1997, SEC File No. 333-40945; and on December 19, 2002, SEC File No. 333-101994. The contents of the earlier registration statements filed on Form S-8 for the same class of securities are effective with respect to the Incentive Plan, and each of the earlier registration statements is incorporated by reference into this Registration Statement.
PART I
     The Company will provide documents containing the information specified in Part I of Form S-8 to employees as specified by Rule 428(b)(1) under the Securities Act. Pursuant to the instructions to Form S-8 and Rule 424 under the Securities Act, the Company is not required to file these documents either as part of this Registration Statement or as prospectuses or prospectus supplements.
PART II
Item 3. Incorporation of Documents by Reference.
     The following documents that the Company has previously filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference into this Registration Statement:
A.	The Company’s Annual Report on Form 10-K filed with the Commission on November 30, 2005 for the fiscal year ended December 31, 2004 (file no. 001-13997);

B.	The Company’s Quarterly Report on Form 10-Q filed with the Commission on November 30, 2005 for the quarter ended March 31, 2005 (file no. 001-13997);

C.	The Company’s Quarterly Report on Form 10-Q filed with the Commission on November 30, 2005 for the quarter ended June 30, 2005 (file no. 001-13997);

D.	The Company’s Quarterly Report on Form 10-Q filed with the Commission on November 30, 2005 for the quarter ended September 30, 2005 (file no. 001-13997);

E.	The Company’s Current Reports on Form 8-K dated February 8, February 16, March 8, March 22, March 31, April 12, April 25, May 12, May 19, May 25, July 13, July 27, July 29, August 1, August 2, August 5, August 11, August 12, August 18, August 25, September 2, September 16, October 17, October 18, November 9 and November 14, 2005;

F.	The Company’s Registration Statement on Form S-8 for the Incentive Plan filed with the Commission on January 27, 1997, SEC File No. 333-20507;

G.	The Company’s Registration Statement on Form S-8 for the Incentive Plan filed with the Commission on November 25, 1997, SEC File No. 333-40945;

H.	The Company’s Registration Statement on Form S-8 for the Incentive Plan filed with the Commission on December 19, 2002, SEC File No. 333-101994; and

I.	The Description of the Company’s Common Stock contained in the Registration Statement on Form 8-A/A filed with the Commission on January 3, 1996.
     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all of the securities offered under this Registration Statement have been sold or which deregisters the securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement from the date that the Company files such report or document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.
Item 4. Description of Securities.
Not Applicable per General Instruction E.
Item 5. Interests of Named Experts and Counsel.
Not Applicable per General Instruction E.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law permits the indemnification of directors, officers, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Company’s Amended and Restated Certificate of Incorporation and its Amended and Restated By-laws provide for indemnification of the Company’s directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law.
     The Company’s Amended and Restated Certificate of Incorporation provides for the indemnification of directors and officers of the Company, and persons who serve or served at the request of the Company as a director, officer, employee or agent of another corporation, including service with respect to employee benefit plans, against all expense liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties in amounts paid or to be paid in settlement) reasonably incurred with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, provided, however, that the Company shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by our Board of Directors. In the event a claim for indemnification by any person has not been paid in full by the Company after written request has been received, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. The right to indemnification conferred in the Company’s Amended and Restated Certificate of Incorporation is a contract right and includes the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition. The Company maintains insurance to protect itself and any director, officer, employee or agent of the Company against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under state law.

     The Company has entered into indemnification agreements with certain of its directors and officers. The indemnification agreements require, among other things, the Company to indemnify the officers and directors to the fullest extent permitted by law, and to advance to such directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. The Company also indemnifies and advances all expenses incurred by such directors and officers seeking to enforce their rights under the indemnification agreements, and covers directors and officers under the Company’s directors’ and officers’ liability insurance. Although the indemnification agreements offer substantially the same scope of coverage afforded by provisions in the Company’s Certificate of Incorporation, they provide greater assurance to directors and officers that indemnification will be available because, as contracts, they cannot be modified unilaterally in the future by the Board of Directors or stockholders of the Company to eliminate the rights provided therein.
Item 7. Exemption from Registration Claimed.
Not Applicable per General Instruction E.
Item 8. Exhibits.

Exhibit No.	Description
4.1	Employment Inducement Award Equity Incentive Plan*

4.2	The Company’s 1996 Long-Term Incentive Plan, as amended.+

4.3	Nonstatutory Stock Option Award Agreement*

5.1	Legal Opinion of Morgan, Lewis & Bockius LLP.

23.1	Consent of KPMG LLP, independent public accountants.

23.2	Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5.1)

24.1	Power of Attorney (included in Part II of this Registration Statement).

*	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated March 8, 2005.

+	Incorporated by reference to Exhibit 10.21 to the Company’s registration statement on Form S-1 filed January 3, 1996, registration no.
33-99844; First Amendment and Second Amendment, dated as of November 21, 1997 and February 24, 1998, respectively, incorporated by reference to Exhibit 10.15 and 10.16, respectively to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997; Third Amendment, Fourth Amendment and Fifth Amendment, dated as of June 10, 1999, December 5, 2000 and June 6, 2002, respectively, incorporated by reference to Exhibit 10.6, 10.7 and 10.8, respectively, to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

Item 9. Undertakings.
A.	The undersigned Company hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act,
     (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement, and
     (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement, provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     B. The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on this 1st day of December, 2005.

BALLY TOTAL FITNESS HOLDING CORPORATION
(Registrant)

By:	Marc D. Bassewitz

/s/ Marc D. Bassewitz

Senior Vice President, Secretary and General
Counsel

POWER OF ATTORNEY
     Each of the directors and/or officers of the Company whose signature appears below hereby severally constitutes and appoints Marc D. Bassewitz and Harold Morgan, as the undersigned’s true and lawful attorney-in-fact and agent, each with full power of substitution, for him or her and in his or her name, place and stead, to sign his or her name and on his or her behalf, in any and all capacities stated below, and to file with the Commission any and all amendments (including post-effective amendments) and supplements to this Registration Statement as appropriate, and to file the same, with all exhibits thereto, and other documents in connection therewith, and generally to do all such things in their behalf in their capacities as officers and directors to enable the Company to comply with the provisions of the Securities Act, and all requirements of the Commission.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name and Signature	Title	Date
/s/ Paul A. Toback	Chairman of the Board, President and Chief Executive Officer	December 1, 2005

Paul A. Toback

/s/ Carl J. Landeck	Senior Vice President, Chief Financial Officer (principal

Carl J. Landeck	financial and accounting officer)	December 1, 2005

/s/ Barry M. Deutsch	Director	December 1, 2005

Barry M. Deutsch

/s/ Eric Langshur	Director	December 1, 2005

Eric Langshur

	Director	December 1, 2005

J. Kenneth Looloian

/s/ James F. McAnally, M.D.	Director	December 1, 2005

James F. McAnally, M.D.

/s/ John W. Rogers	Director	December 1, 2005

John W. Rogers, Jr.

EXHIBIT INDEX

Exhibit No.	Description
4.1	Employment Inducement Award Equity Incentive Plan*

4.2	The Company’s 1996 Long-Term Incentive Plan, as amended.+

4.3	Nonstatutory Stock Option Award Agreement*

5.1	Legal Opinion of Morgan, Lewis & Bockius LLP.

23.1	Consent of KPMG LLP, independent public accountants.

23.2	Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5.1)

24.1	Power of Attorney (included in Part II of this Registration Statement).

*	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated March 8, 2005.

+	Incorporated by reference to Exhibit 10.21 to the Company’s registration statement on Form S-1 filed January 3, 1996, registration no.
33-99844; First Amendment and Second Amendment, dated as of November 21, 1997 and February 24, 1998, respectively, incorporated by reference to Exhibit 10.15 and 10.16, respectively to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997; Third Amendment, Fourth Amendment and Fifth Amendment, dated as of June 10, 1999, December 5, 2000 and June 6, 2002, respectively, incorporated by reference to Exhibit 10.6, 10.7 and 10.8, respectively, to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.